Exhibit 10.1
SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS
This Separation Agreement and Release of All Claims is dated as of May 8, 2025, between Rachel Bishop (“Employee”) and Reynolds Consumer Products LLC. (“Company”).
In consideration of the severance pay and benefits the Company offered the Employee as set forth herein, and the other mutual covenants and agreements contained in this Agreement, Employee and Company agree as follows:
1.Separation. Employee hereby acknowledges and confirms the termination of Employee’s employment with Company effective June 30, 2025 (the “Separation Date”). Employee has been terminated from employment and from any and all offices and positions Employee held with Company on that date.
a.Employee acknowledges that any employment relationship between Employee and the Company will terminate by virtue of this Agreement and that Employee has no future employment relationship with the Company. In consideration of this Agreement, Employee waives any and all employment rights that Employee may now have with the Company and the Company shall have no obligation to employ, reemploy, hire, recall, or reinstate Employee in the future.
b.Employee acknowledges that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim.
2.Benefits Owed. In connection with Employee’s separation from employment, Employee has been advised by Company, and Employee understands, that Company will pay certain benefits to which Employee is entitled without any requirement that Employee sign this Agreement. These benefits include: (a) Employee’s vested thrift and pension benefits, if any; (b) the right to continue health and dental insurance coverages as required by state or federal law; and (c) any earned but unused vacation to which Employee is entitled under current Company policy.
3.Severance and Other Benefits. Employee also has been told by Company and Employee understands that Employee may elect, at Employee’s option, to receive additional consideration, but that Employee’s right to receive the additional consideration described below is in exchange for and is expressly conditioned upon Employee signing this Agreement. Employee understands that such benefits are beyond those Employee could receive without the requirement of signing a release and are being paid in consideration for Employee signing this Agreement. The severance pay and other benefits set forth in this Agreement are in lieu of the severance pay and other benefits Employee would be entitled to receive under the Reynolds Consumer Products LLC Severance Pay Plan, a copy of which is attached hereto as Attachment I (the “Plan”). Employee acknowledges that the severance pay and other benefits provided in this Agreement are significantly greater than those Employee would be entitled to receive under the Plan, and as a consequence Employee is knowingly waiving any rights under the Plan.
a.Severance Pay. Following the Separation Date, Employee shall be entitled to receive the severance pay equal to Employee’s present salary for twelve (12) months from Employee’s actual Separation Date. The amount will be payable according to Company’s normal payroll schedule, less applicable deductions and withholdings.
b.Benefit Coverage During Severance. Employee may continue medical, dental, vision, life, AD&D, healthcare FSA and EAP benefits as set forth in the applicable appendix to the Plan (COBRA). Any coverage provided or Company contribution made pursuant to the applicable appendix to the Plan which is not otherwise provided under the express provisions of the medical, dental, vision, life, AD&D, healthcare FSA or EAP benefits is provided by the Company as consideration for signing and not revoking this Agreement.
c.Restricted Stock Units (RSUs). The unvested portion of any Award(s), which were to vest on February 1, 2026, shall be prorated. The prorated number of RSUs scheduled to vest is 2,876. All remaining

RSUs shall be forfeited by Employee and become the property of the Company, without any payment or consideration being due to Employee.
d.Performance Share Units (PSUs). The unvested portion of any Award(s), which were to vest on February 1, 2026, shall be prorated. The prorated number of PSUs scheduled to vest is 22,737. All remaining PSUs shall be forfeited by Employee and become the property of the Company, without any payment or consideration being due to Employee.
e.Annual Incentive Plan (AIP). Employee will be eligible to receive a prorated portion of the Annual Incentive Plan for 2025, to be paid in accordance with Company timelines and guidelines in 2026 and as determined by the Compensation, Nominating and Corporate Governance Committee of the Company’s Board of Directors. AIP will be prorated based on Employee’s eligible earnings from January 2025 through May 2025.
f.Outplacement Services. Employee shall receive outplacement services for a period of 12 months at no cost. Services shall be provided by vendor chosen by the Company. Company will pay vendor directly for these services. Services must be initiated by Employee prior to the final severance payment.
4.Payments. Employee acknowledges the severance pay and benefits specified in paragraph 3 are in full and complete satisfaction of all Company’s obligations, and that this amount paid is in lieu of any claim for salary, bonus (including any claim for an incentive award for which Employee may have been eligible), holiday pay, vacation, vacation pay, severance pay, life insurance, or any claim for payment or benefit not specifically mentioned in this Agreement. Except for vested pension benefits and for any other obligations expressly set forth in this Agreement, Company will make no further payments to Employee, or make any payments or contributions on behalf of Employee, for salary, insurance, pension or any other compensation or benefits.
5.General Release and Covenant Not to Sue. EMPLOYEE HEREBY RELEASES, FOREVER DISCHARGES AND COVENANTS NOT TO SUE COMPANY, ANY PAST OR PRESENT PREDECESSOR, SUCCESSOR, JOINT VENTURER, SUBSIDIARY, PARENT, AND RELATED OR AFFILIATED ENTITY, AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT OFFICERS, DIRECTORS, PARTNERS, AGENTS, ATTORNEYS, AND EMPLOYEES (ALL COLLECTIVELY, THE “RELEASED PARTIES”), FROM ANY AND ALL MANNER OF ACTIONS, CAUSES OF ACTIONS, DEMANDS, CLAIMS, AGREEMENTS, PROMISES, DEBTS, LAWSUITS, CONTROVERSIES, COSTS, EXPENSES AND FEES WHATSOEVER, WHETHER ARISING IN CONTRACT, TORT OR ANY OTHER THEORY OF ACTION, WHETHER ARISING IN LAW OR EQUITY, WHETHER KNOWN OR UNKNOWN, ASSERTED OR UNASSERTED, FROM THE BEGINNING OF TIME UP TO THE DATE OF THIS AGREEMENT (INDIVIDUALLY, “CLAIM;” COLLECTIVELY, “CLAIMS”), EXCEPT FOR THOSE OBLIGATIONS CREATED BY OR ARISING OUT OF THIS AGREEMENT AND THOSE OBLIGATIONS SPECIFICALLY EXCLUDED UNDER THIS AGREEMENT. EMPLOYEE EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW WHICH, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE PRECLUDE FROM ITS BINDING EFFECT ANY CLAIM AGAINST ANY RELEASED PARTY NOT NOW KNOWN BY EMPLOYEE TO EXIST. EXCEPT AS NECESSARY FOR EMPLOYEE TO ENFORCE THIS AGREEMENT, THIS AGREEMENT IS INTENDED TO BE A GENERAL RELEASE AND A COVENANT NOT TO SUE THAT EXTINGUISHES ALL CLAIMS AND PRECLUDES ANY ATTEMPT BY EMPLOYEE TO INITIATE ANY LITIGATION AGAINST ANY RELEASED PARTY. IF EMPLOYEE COMMENCES OR CONTINUES ANY CLAIM IN VIOLATION OF THIS AGREEMENT, THE RELEASED PARTY WILL BE ENTITLED TO ASSERT THIS AGREEMENT AS A BAR TO SUCH ACTION OR PROCEEDING AND WILL BE ENTITLED TO RECOVER ITS ATTORNEYS’ FEES AND COSTS OF LITIGATION FROM THE PARTY COMMENCING OR CONTINUING THE CLAIM, INCLUDING REASONABLE COMPENSATION FOR THE SERVICES OF THE INTERNAL PERSONNEL OF THE RELEASED PARTY. EMPLOYEE IS NOT, HOWEVER, WAIVING ANY RIGHT OR CLAIM THAT FIRST ARISES AFTER THE DATE THIS AGREEMENT IS EXECUTED.
Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee’s employment, continued employment, retirement, resignation, or termination of employment with the Company, whether arising under or out of a statute including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act of 1990 (OWBPA), the Family and Medical Leave Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, the Illinois Human Rights Act, the Victims’ Economic Security and Safety Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Equal Pay Act of 2003, the Illinois WARN Act, any county, municipal, and any other federal, state or local statute, ordinance or regulation, all as may be amended from time to time, any collective bargaining agreement, or common law claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including attorneys’ fees and costs, all claims for salary, bonus, vacation pay, and reimbursement for expenses. Employee specifically waives the right to recover in Employee’s own lawsuit as well as the right to recover in a suit brought by any other entity on Employee’s own behalf.
Nothing in this Agreement prevents Employee from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from testifying, providing evidence, responding to a subpoena or discovery request in court litigation or arbitration.
6.No Assignment of Claims. Employee represents that Employee has neither assigned or transferred nor purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.
7.Non-Disparagement. Except as otherwise provided in Paragraph 5 above, Employee will not disparage, publicly or privately, Company or its products, or any current or former directors, officers, employees, or agents of Company. The Company will not disparage Employee either publicly or privately.
8.Confidential Information.
a.For purposes of this Agreement, “Confidential Information” shall include Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which (a) was generated, collected by or utilized in the operations of Company and relates to the actual or anticipated business, research or development of Company or Company’s actual or prospective vendors or clients; or (b) was suggested by or resulted from any task assigned to Employee by Company or work performed by Employee for or on behalf of Company or any client of Company. Confidential Information shall not be considered generally known to the public if Employee or others improperly reveal such information to the public without Company’s express written consent and/or in violation of an obligation of confidentiality to Company. Examples of Confidential Information include, but are not limited to, technical or non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, or list of actual or potential customers or suppliers, products, inventions, innovations, designs, ideas, methods and systems relating to the design, development, manufacture, production sales and delivery of Company’s products, plans and know-how relating to the business of Company; systems, materials, and concepts; sales, cost, pricing and profit methods and figures; customer information, including, without limitation, mailing lists, customer lists, rolodexes, and customer files, supplier lists, non-public information concerning present, past or potential customers, suppliers and employees; and methods for developing and maintaining business relationships and clients, prospects and employees.
b.In addition to all of the covenants contained in this Agreement, Employee acknowledges that Employee will remain bound by any confidentiality, nondisclosure or noncompetition agreements Employee has with Company. Employee further acknowledges that Employee will not, directly or indirectly, utilize or disclose any Confidential Information as long as such matters remain Confidential Information. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations Employee may have by law with respect to Company’s Confidential Information, including any obligations Employee may owe under any applicable trade secrets statutes or similar state or federal statutes. This Agreement shall not prevent Employee from revealing evidence of criminal wrongdoing to law enforcement or prohibit Employee from divulging the Company’s Confidential Information by order of court or agency of competent jurisdiction. However, Employee shall promptly inform Company of any such situations and shall take such reasonable steps to prevent disclosure of Company’s Confidential Information until Company has been informed of such requested disclosure and Company has had an opportunity to respond to the court or agency.
9.Company Property and Expenses. Employee represents that Employee has done the following before executing this Agreement:
a.Returned all Company property, including but not limited to Confidential Information, keys, office passes, credit cards, computers, computer diskettes, electronic files and documents, however stored, blackberrys, memoranda, manuals, customer and price lists, marketing and sales plans, office equipment, fax machines, mobile telephones, sales records, strategic planning documents, business records and any other materials and information obtained during Employee’s employment with Company.
b.Submitted all outstanding expenses and cleared all personal advances and loans. Employee acknowledges that any amounts unaccounted for and due to Company will be deducted from the severance payments provided for in paragraph 3.
10.Non-Admissions. Employee and Company acknowledge that nothing in this Agreement is meant to suggest or imply that Company has violated any law or contract or otherwise engaged in any wrongdoing of any kind. This Agreement is entered into merely to resolve any differences between the parties amicably and without the necessity or expense of litigation.
11.Restrictive Covenants. Employee acknowledges and agrees that all restrictive covenants, including but not limited to non-compete, non-solicitation, and non-disclosure provisions, as defined in the Employee’s Employment Agreement dated July 29, 2019, remain in full force and effect after the Separation Date and Employee agrees to continue to comply with all such terms and conditions.
12.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the respective successors, heirs, assigns, administrators, executors and legal representatives of the parties and other entities described in this Agreement.
13.Consequences of Breach. The parties acknowledge that damages incurred as a result of a breach of this Agreement will be difficult to measure. Therefore, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. Also, in addition to any other remedies, in the event of a breach of this Agreement by Employee, including but not limited to Employee’s breach of the provisions contained in paragraph 9 or if Employee brings any Claim released under this Agreement against any Released Party, Company may withhold and retain all but $100 of the severance pay and Employee shall immediately repay all but $100 of the severance payments made to Employee pursuant to this Agreement to the extent allowed by law.
14.Severability. In the event that any condition or provision in any paragraph of this Agreement shall be held by a court of competent jurisdiction from which there is no appeal to be invalid, illegal or contrary to public policy and incapable of being modified, this Agreement shall be construed as though such provision or condition did not appear therein and the remaining provisions of this Agreement shall continue to full force and effect.
15.Governing Law/Agreed Venue. This Agreement is made and entered into in the State of Illinois and in all respects the rights and obligations of the parties will be interpreted, enforced and governed in accordance with the laws of the State of Illinois without regard to the principles of conflict of laws. Any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement will be brought in the Lake County or federal court of competent jurisdiction sitting nearest to Lake County, Illinois, and each party hereby submits to and accepts the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding. Each party hereby irrevocably waives any objection it may now have or hereinafter have to this choice of venue of any suit, legal action or proceedings in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.
16.Duty to Cooperate. The parties will cooperate fully to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement that are not inconsistent with its terms.
17.Entire Agreement. This Agreement contains the entire agreement between Employee and Company and it fully supersedes any and all prior agreements and understandings between Employee and any of the Releasees, except for any earlier restrictive covenant, nondisclosure, noncompetition, or confidentiality agreements, or any combination of these items, all of which are expressly not superseded but instead remain fully valid. Employee acknowledges that no representations, promises, agreements or inducements (whether written or oral) have been made to Employee which are not stated in this Agreement and that Employee’s execution of this Agreement is not based on any representation, promise, agreement or inducement which is not contained in this Agreement. This Agreement will not be modified or altered except by a subsequent written agreement signed by the parties.
18.Revocation. Employee further understands that for a period of seven (7) days following the execution of this Agreement, Employee may revoke this Agreement by delivering to Executive Vice President of Human Resources, Reynolds Consumer Products, Inc., 1900 West Field Court, Lake Forest, Illinois 60045, a written statement indicating that Employee wishes to revoke this Agreement. Employee and Company understand this Agreement will not become enforceable or effective until the revocation period has expired without revocation by Employee and both parties have executed this Agreement. Employee expressly acknowledges and understands that Company will not be obligated to take any of the actions described in this Agreement, unless and until this Agreement becomes enforceable and effective because the revocation period has expired without revocation by Employee and both parties have executed this Agreement, and that in the event Employee exercises Employee’s right to revoke this Agreement all obligations of Company under this Agreement will immediately cease.
19.Legal Advice/Time to Consider Agreement. Employee is advised and encouraged by Company to consult with an attorney before signing this Agreement, Employee affirms that Employee has carefully read and fully understands this Agreement, has had sufficient time to consider it, has had an opportunity to ask questions and have it explained, and is entering into this Agreement freely and voluntarily, with an understanding that the general release will have the effect of waiving any action or recovery Employee might pursue for any claims arising on or prior to the date of execution of this Agreement. This Agreement was given to Employee on May 8, 2025. Employee had until May 29, 2025 to consider it.
IN WITNESS WHEREOF, the parties have executed this Agreement on this date or dates set forth below.

/s/ Rachel Bishop Rachel Bishop	Date: 5/11/2025
REYNOLDS CONSUMER PRODUCTS LLC. By: /s/ Steve Estes Name: Steve Estes Title: Chief Administrative Officer	Date: 5/11/2025